EXHIBIT 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: MARK SEMANIE
October 29, 2013	ACTING CHIEF FINANCIAL OFFICER
(301) 430-2508

OLD LINE BANCSHARES, INC. REPORTS EARNINGS INCREASE OF 8.88% FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013

BOWIE, MD – Old Line Bancshares, Inc. (NASDAQ: OLBK), the parent company of Old Line Bank, reported net income available to common stockholders of $2.2 million for the three month period ended September 30, 2013. Net income increased $180,000 or 8.88% for the three month period, compared to net income of $2.0 million for the three months ended September 30, 2012.  Earnings were $0.22 per basic and diluted common share for the three months ended September 30, 2013 and $0.30 and $0.29, respectively, per basic and diluted common share for the same period in 2012.  The increase in net income is primarily the result of a $2.9 million increase in total interest income and a $759,000 increase in non-interest income, offsetting an increase of $3.2 million in non-interest expense.  Non-interest income increased as a result of gains on sale of residential loans sold in the secondary market and an increase in other fees and commissions.

Earnings were $3.4 million, or $0.40 per basic and diluted share, for the nine months ended September 30, 2013, compared with $5.8 million, or $0.85 per basic and $0.84 per diluted share for the same nine month period last year.  The decrease is primarily the result of an increase in non-interest expenses, which includes $3.2 million of expenses related to legal fees, investment banking fees, severance system integration fees and contract termination fees incurred in connection with our acquisition of WSB Holdings, Inc. (“WSB”), the former holding company of The Washington Savings Bank, F.S.B., in May.

Total assets at September 30, 2013 increased by $32.6 million compared to June 30, 2013 and $317.9 million compared to December 31, 2012.  Total net loans increased $36.5 million and $233.3 million, respectively during the three and nine month periods ended September 30, 2013.  The increase in loans during the three month period was primarily attributable to strong organic growth in the loan portfolio of $46 million, or 7.20%, exclusive of acquired loans from The Washington Savings Bank, F.S.B, which saw payoffs of $9.5 million during the quarter.  The increase during the nine month period is a result of organic growth of $89.2 million or 14.99% of total net loans as well as the completion of the previously announced merger with WSB.

HIGHLIGHTS:

•	Successfully raised $12.2 million of new capital through a private placement of 936,696 shares of common stock at a price of $13.00 per share.

•
Total assets during the three month period grew $32.6 million. Total assets during the nine month period increased $317.9 million primarily as a result of the merger with WSB that became effective May 10, 2013. Total assets are $1.2 billion at September 30, 2013 compared to $861.9 million at December 31, 2012.

•
Net loans during the three month period grew $36.5 million.  Net loans increased $233.3 million or 39.21% during the nine months ended September 30, 2013, to $828.5 million at September 30, 2013 compared to $595.1 million at December 31, 2012, primarily as a result of the acquisition of WSB.

•
Non-interest bearing deposits increased $9.9 million and $34.6 million, respectively, during the three and nine month periods ending September 30, 2013.  Interest bearing deposits decreased during the three month period by $20.1 million due to a planned reduction of time deposits.  Interest bearing deposits increased $215.3 million during the nine month period compared to the respective balance at December 31, 2012, primarily as a result of the acquisition of WSB and partially offset by the noted planned reductions.

•
Net income of $2.2 million, or $0.22 per basic share, was recorded for the three month period ending September 30, 2013 compared to net income of $2.0 million or $0.30 per basic share for the third quarter of 2012, representing an increase of $180,000 or 8.88%.

•	Net income was $3.4 million or $0.40 per basic share for the nine months ended September 30, 2013 compared to $5.8 million, or $0.85 per basic share, for the same period in 2012.

•
The third quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.75% and 7.47%, respectively, compared to ROAA and ROAE of 0.93% and 11.83%, respectively, for the third quarter of 2012.

•
For the nine months ended September 30, 2013, ROAA and ROAE were 0.45% and 4.80%, respectively, compared to ROAA and ROAE of 0.93% and 11.68%, respectively, for the nine months ended September 30, 2012.

•
The net interest margin for the third quarter of 2013 was 4.69% compared to 4.72% for the same period in 2012.  Re-pricing in the loan portfolio and slightly lower yields on new loans caused the average loan yield to decline slightly which also caused the small decline in net interest margin.

•
Non-performing assets decreased to 1.03% of total assets at September 30, 2013 compared to 1.96% at June 30, 2013 and 1.34% at September 30, 2012.  Non-performing assets increased $2.5 million for the nine month period, which was offset by a reduction of $11.2 million in acquired non-accrual loans due to the reclassification of these loans to held-for-sale and an increase in total assets.

The significant increase in net loans for the nine month period included $89.2 million, or 14.99%, of organic growth and $144.1 million of loans acquired in the WSB transaction. Total net loan growth, exclusive of acquired WSB loans, increased $16.7 million, or 2.81%, in the first quarter, $26.5 million, or 4.34%, in the second quarter and $46 million, or 7.20%, in the third quarter.  Similarly, deposit growth during the nine month period was comprised of $37.9 million, or 5.16% of organic growth and $212.0 million of deposits acquired in the WSB transaction.  Deposits increased organically by $13.0 million, or 1.74%, in the first quarter, $24.1 million, or 3.22%, in the second quarter and $784,000, or 0.10%, in the third quarter.

 “We are very pleased that we continue to generate strong organic loan growth while sustaining our margins.  Our team continues to integrate the WSB staff and operations as we aggressively work to complete the conversion of the WSB core operating system and develop resolution plans for non-performing assets,” stated James W. Cornelsen, President and Chief Executive Officer. “With the infusion of an additional $12.2 million of capital in September we will be able to support additional loan growth. Overall, we believe our markets, which encircle the Washington, DC metropolitan area, are rebounding nicely and should show good growth and stability as we move forward. We believe that the strong loan growth combined with the realization of merger related efficiencies positions Old Line Bank to continue its profitable growth and execute on our strategic initiatives to maximize stockholder value.  We are working hard to leverage the residential mortgage division throughout our footprint in order to enhance non-interest income.”

As noted above, the increase in net income during the third quarter of 2013 compared to the third quarter of 2012 was primarily the result of a $2.9 million, or 34.43%, increase in net interest income and a $759,000 increase in non-interest income, partially offset by a $3.2 million increase in non-interest expense.  The increase in non-interest expense was mainly attributable to increases in salaries and benefits, occupancy and equipment expenses and data processing expenses.  Salaries and benefits increased by $1.8 million, or 58.49%, compared to the third quarter of 2012 primarily as a result of the acquisition of WSB and additions to the commercial lending and cash management teams.  Occupancy and equipment expenses increased $622,000 or 61.77% compared to the same period in 2012 primarily due to the additional branches acquired in the WSB acquisition. Data processing expenses increased due to the additional expense of WSB’s core processing system, which is due to be fully integrated in the fourth quarter of 2013.  The increase in non-interest income of $759,000, or 85.36%, was primarily the result of increases of $448,000 in other fees and commissions and $332,000 in gain on the sale of loans.  Other fees and commissions increased due to fees collected on new originations and the increase on gain on the sale of loans is the result of the premiums received on the residential mortgage loans sold in the secondary market; Old Line Bank did not sell loans in the secondary market prior to its acquisition of this business in the WSB acquisition in May 2013.

Non-performing assets to total assets decreased to 1.03% at September 30, 2013 compared to 1.96% at June 30, 2013 as a result of a change in loan classification of a $21.0 million pool of loans, of which $11.2 million were previously non-accrual, to held for sale.  Non-performing assets to total assets were 1.12% at December 31, 2012 and 1.34% at September 30, 2012. Based on internal analysis, the ratio of non-performing assets to total assets, and the satisfactory historical performance of the loan portfolio, management believes that the allowance for loan losses continues to appropriately reflect the inherent risk of loss in the portfolio and the current economic climate. Should there be any evidence that there is deterioration in the loan portfolio, however, the allowance will be adjusted accordingly through a charge to provision expense to increase the allowance.  During the third quarter two loans were identified as troubled assets.  An additional provision was incurred in the third quarter to adequately provide for any potential future losses on these loans.

As previously reported, the Company announced the merger with WSB became effective May 10, 2013.  Until final conversion, it is anticipated that the Company will continue to incur merger related expenses that may cause earnings to be lower than would otherwise be expected.  However, future merger related costs should be substantially lower than those incurred to date and it is anticipated the WSB merger will be accretive to earnings by the first quarter of 2014. This combination created a $1.2 billion banking institution and has allowed Old Line to expand its financial services with the addition of a successful and growing mortgage origination team.  Old Line also anticipates that the acquisition and integration of WSB will enhance the liquidity of its stock as well as overall financial condition and operating performance.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to execution of our strategic initiatives and maximizing stockholder value, the anticipated effects on us and our stock of our recent merger with WSB, including that the merger will be accretive to earnings by the first quarter of 2014 and anticipated merger costs going forward, integration of WSB’s core processing system in the fourth quarter of 2013, continued profitable growth, enhanced non-interest income and the adequacy of our loan loss allowance constitute “forward-looking statements” as defined by Federal securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates”, “plans” or similar terminology.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, that integrating WSB’s business into our own could take longer or be more difficult than anticipated, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, sustained high levels of or further increases in the unemployment rate in our target markets, the actions of our competitors and our ability to successfully compete, in particular in new market areas, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010.  Forward-looking statements speak only as of the date they are made.  Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012 (1)	September 30, 2012
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$49,957,119	$50,689,336	$37,651,112	$28,332,456	$43,813,588
Interest bearing accounts	30,364	30,352	30,291	130,192	26,137
Federal funds sold	1,005,491	3,017,257	331,153	228,113	908,495
Total cash and cash equivalents	50,992,974	53,736,945	38,012,556	28,690,761	44,748,220
Investment securities available for sale	181,527,632	184,190,791	154,081,188	171,541,222	180,363,532
Loans held for sale	22,584,750	4,764,595	-	-	-
Loans held for invesment, less allowance for loan losses	805,890,567	787,172,298	611,850,594	595,144,928	573,147,401
Equity securities at cost	5,850,652	3,709,490	3,174,220	3,615,444	3,828,237
Premises and equipment	35,520,366	35,313,769	24,912,937	25,133,013	23,883,734
Accrued interest receivable	3,256,311	3,623,274	2,511,753	2,639,483	2,606,790
Prepaid income taxes	-	621,176	-	-	-
Deferred income taxes	21,451,728	23,111,238	8,015,351	7,139,545	6,791,483
Bank owned life insurance	30,357,357	30,135,483	16,977,347	16,869,307	16,757,707
Prepaid pension	-	-	-	-	1,030,551
Other real estate owned	5,909,260	5,396,654	2,726,910	3,719,449	3,231,449
Goodwill	7,793,665	6,847,424	633,790	633,790	633,790
Core deposit intangible	5,518,619	5,749,737	3,513,889	3,691,471	3,869,054
Other assets	3,059,574	2,711,768	2,575,612	3,038,064	2,990,530
Total assets	$1,179,713,455	$1,147,084,642	$868,986,147	$861,856,477	$863,882,478

Deposits
Non-interest bearing	$223,503,418	$213,570,493	$188,172,189	$188,895,263	$185,347,907
Interest bearing	761,869,410	781,968,601	560,330,114	546,562,555	545,730,571
Total deposits	985,372,828	995,539,094	748,502,303	735,457,818	731,078,478
Short term borrowings	56,204,082	28,818,101	31,510,107	37,905,467	44,544,608
Long term borrowings	6,118,744	6,142,962	6,166,788	6,192,350	6,216,463
Accrued interest payable	250,164	259,847	279,907	311,735	341,494
Accrued pension	4,844,855	4,768,470	4,690,584	4,615,699	4,570,725
Other liabilities	3,791,019	3,825,204	2,749,707	2,120,247	2,757,115
Total liabilities	1,056,581,692	1,039,353,678	793,899,396	786,603,316	789,508,883

Stockholders' equity
Common stock	107,612	98,202	68,538	68,454	68,308
Additional paid-in capital	104,408,960	92,145,572	53,875,593	53,792,015	53,647,456
Retained earnings	20,882,086	19,066,586	19,543,682	18,531,387	17,087,831
Accumulated other comprehensive income (loss)	(2,628,710)	(3,946,354)	1,220,486	2,469,758	3,171,006
Total Old Line Bancshares, Inc. stockholders' equity	122,769,948	107,364,006	74,708,299	74,861,614	73,974,601
Non-controlling interest	361,815	366,958	378,452	391,547	398,994
Total stockholders' equity	123,131,763	107,730,964	75,086,751	75,253,161	74,373,595
Total liabilities and stockholders' equity	$1,179,713,455	$1,147,084,642	$868,986,147	$861,856,477	$863,882,478
Shares of basic common stock outstanding	10,761,112	9,820,217	6,853,814	6,845,432	6,830,832

(1) Financial information as of December 31, 2012 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2013	2013	2013	2012 (1)	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Interest revenue
Loans, including fees	$11,527,459	$9,327,905	$7,831,823	$8,521,466	$8,702,142	$28,687,187	$25,287,273
Investment securities and other	1,031,015	979,699	985,253	1,034,100	1,098,431	2,995,967	3,379,284
Total interest revenue	12,558,474	10,307,604	8,817,076	9,555,566	9,800,573	31,683,154	28,666,557
Interest expense
Deposits	970,911	964,955	857,139	963,334	1,057,075	2,793,005	3,271,773
Borrowed funds	111,728	139,472	112,487	190,310	206,721	363,687	632,208
Total interest expense	1,082,639	1,104,427	969,626	1,153,644	1,263,796	3,156,692	3,903,981
Net interest income	11,475,835	9,203,177	7,847,450	8,401,922	8,536,777	28,526,462	24,762,576
Provision for loan losses	590,000	200,000	200,000	400,000	375,000	990,000	1,125,000
Net interest income after provision for loan losses	10,885,835	9,003,177	7,647,450	8,001,922	8,161,777	27,536,462	23,637,576
Non-interest revenue
Service charges on deposit accounts	466,571	367,674	300,741	318,250	315,468	1,134,986	962,937
Gain on sales or calls of investment securities	-	9,659	631,429	307,242	289,511	641,088	849,539
Earnings on bank owned life insurance	253,894	200,641	133,228	136,171	137,082	587,763	412,283
Losses on disposal of assets	-	(19,078)	(85,561)	-	-	(104,639)	-
Gain on sale of loans	332,348	146,565	-	-	-	477,587	-
Other fees and commissions	594,324	301,268	247,683	182,450	146,550	1,291,167	539,238
Total non-interest revenue	1,647,137	1,006,729	1,227,520	944,113	888,611	4,027,952	2,763,997
Non-interest expense
Salaries & employee benefits	4,780,588	4,126,567	3,232,677	3,188,366	3,016,334	12,139,833	8,850,143
Occupancy & Equipment	1,556,221	1,214,947	1,068,867	931,197	933,775	3,794,342	2,756,222
Pension plan termination	-	-	-	700,884	-		-
Data processing	459,973	329,878	239,057	238,830	214,187	1,028,907	631,154
Merger and integration	143,082	2,786,350	240,485	363,375	49,290	3,169,917	107,624
Core deposit premium	231,118	198,875	177,582	177,582	177,582	607,575	549,839
Gains (losses) on sales other real estate owned	11,072	(145,795)	200,454	-	48,509	212,296	(110,704)
OREO expense	159,234	154,908	314,165	124,167	39,092	628,307	467,181
Other operating	2,017,902	1,723,373	1,606,608	1,531,026	1,651,498	5,393,577	4,654,937
Total non-interest expense	9,359,190	10,389,103	7,079,895	7,255,427	6,130,267	26,974,754	17,906,396

Income (loss) before income taxes	3,173,782	(379,197)	1,795,075	1,690,608	2,920,121	4,589,660	8,495,177
Income tax (benefit) expense	970,510	(283,417)	521,722	(18,808)	912,490	1,208,816	2,739,254
Net income (loss)	2,203,272	(95,780)	1,273,353	1,709,416	2,007,631	3,380,844	5,755,923
Less: Net income (loss) attributable to the noncontrolling interest	(5,142)	(11,495)	(13,095)	(7,447)	(20,664)	(29,732)	(57,678)
Net income (loss) available to common stockholders	$2,208,414	$(84,285)	$1,286,448	$1,716,863	$2,028,295	$3,410,576	$5,813,601
Earnings (loss) per basic share	$0.22	$(0.01)	$0.19	$0.25	$0.30	$0.40	$0.85
Earnings (loss) per diluted share	$0.22	$(0.01)	$0.19	$0.25	$0.29	$0.40	$0.84
Dividend per common share	$0.04	$0.04	$0.04	$0.04	$0.04	$0.12	$0.12
Average number of basic shares	10,004,138	8,505,016	6,848,505	6,834,665	6,829,785	8,464,113	6,826,390
Average number of dilutive shares	10,117,380	8,609,164	6,950,749	6,929,296	6,909,147	8,565,602	6,886,147

(1) Financial information as of December 31, 2012 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	9/30/2013		6/30/2013		3/31/2013		12/31/2012		9/30/2012
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Assets:
Int. Bearing Deposits	$2,997,163	0.09%	$6,978,382	0.11%	$1,870,920	0.15%	$10,506,932	0.20%	$9,609,610	0.21%
Investment Securities	193,421,563	2.70%	180,559,860	2.81%	168,672,425	3.06%	177,162,367	2.88%	171,086,288	3.11%
Loans	817,877,455	5.67%	721,222,893	5.28%	605,701,991	5.35%	587,421,759	5.86%	576,428,450	6.11%
Allowance for Loan Losses	(4,353,910)		(4,164,025)		(4,058,816)		(4,186,009)		(4,266,214)
Total Loans Net of allowance	813,523,545	5.71%	717,058,868	5.31%	601,643,175	5.39%	583,235,750	5.90%	572,162,236	6.16%
Total interest-earning assets	1,009,942,271	5.11%	904,597,110	4.77%	772,186,520	4.87%	770,905,049	5.15%	752,858,134	5.39%
Noninterest bearing cash	40,562,522		45,762,911		25,465,996		30,544,104		50,174,932
Other Assets	113,104,275		85,200,150		62,206,398		61,756,948		61,911,524
Total Assets	$1,163,609,068		$1,035,560,171		$859,858,914		$863,206,101		$864,944,590

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$770,907,260	0.50%	$686,544,106	0.56%	$552,649,682	0.63%	$551,598,937	0.69%	$553,524,257	0.76%
Borrowed Funds	41,022,029	1.08%	41,494,215	1.35%	40,335,859	1.13%	35,952,280	2.10%	49,608,300	1.66%
Total interest-bearing liabilities	811,929,289	0.53%	728,038,321	0.61%	592,985,541	0.66%	587,551,217	0.78%	603,132,557	0.83%
Noninterest bearing deposits	226,431,720		205,050,472		187,697,564		197,676,047		186,319,471
	1,038,361,009		933,088,793		780,683,105		785,227,264		789,452,028

Other Liabilities	7,569,553		6,624,502		6,909,547		7,600,642		6,898,432
Noncontrolling Interest	363,349		369,671		387,467		392,942		406,102
Stockholder's Equity	117,315,157		95,477,205		71,878,795		69,985,253		68,188,028
Total Liabilities and Stockholder's Equity	$1,163,609,068		$1,035,560,171		$859,858,914		$863,206,101		$864,944,590

Net interest spread		4.58%		4.16%		4.21%		4.37%		4.56%
Net interest income and Net interest margin(1)	$11,933,938	4.69%	$9,657,000	4.28%	$8,299,213	4.36%	$8,818,546	4.55%	$8,932,729	4.72%

(1)
Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.  See “Reconciliation of Non-GAAP Measures.”

(2)	Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments positively impacted the yield on loans and increased the net interest margin as follows:

	9/30/2013		6/30/2013		3/31/2013		12/31/2012		9/30/2012
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$14,763	0.01%	$38,933	0.02%	$209,144	0.11%	$38,783	0.02%	$64,142	0.03%
Mortgage loans (1)	1,221,653	0.48	173,261	0.07	(4,500)	(0.00)	819,028	0.42	776,089	0.41
Consumer loans	6,032	0.00	2,876	0.00	2,371	0.00	2,188	0.00	1,968	0.01
Interest bearing deposits	178,556	0.07	85,046	0.05	33,461	0.02	33,379	0.02	33,847	0.01
Total Fair Value Accretion	$1,421,004	0.56%	$300,116	0.14%	$240,476	0.13%	$893,378	0.46%	$876,046	0.46%
(1)   Reclassification of a single loan from mortgage loans to commercial loans during the period caused the negative amortization in mortgage loans during the first quarter of 2013,   The impact of this reclassification was immaterial in prior periods.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this report:

	9/30/2013		6/30/2013		3/31/2013		12/31/2012		9/30/2012
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$11,475,835	4.51%	$9,203,177	4.08%	$7,847,450	4.12%	$8,401,922	4.34%	$8,536,777	4.51%
Tax equivalent adjustment
Federal funds sold	-	-	1	0.00	2	0.00	1	0.00	-	-
Investment securities	286,755	0.11	285,049	0.13	287,612	0.15	258,483	0.13	241,934	0.13
Loans	171,348	0.07	168,773	0.07	164,149	0.09	158,140	0.08	154,018	0.08
Total tax equivalent adjustment	458,103	0.18	453,823	0.20	451,763	0.24	416,624	0.22	395,952	0.21
Tax equivalent interest yield	$11,933,938	4.69%	$9,657,000	4.28%	$8,299,213	4.36%	$8,818,546	4.55%	$8,932,729	4.72%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Acquired Loans(1)
Non-accrual(2)	$-	$-	$4,064	$4,092	$5,079
Accruing 30-89 days past due	2,985	6,965	802	602	24
Accruing 90 or more days past due(4)	2,434	15,251	-	6	82

Legacy Loans(3)
Non-accrual	$1,870	$1,889	$1,388	$1,818	$3,151
Accruing 30-89 days past due	2,292	2,607	2,077	1,799	2,348
Accruing 90 or more days past due	1,951	-	-	-	2

Allowance for loan losses as % of held for investment loans	0.55%	0.54%	0.66%	0.66%	0.78%
Allowance for loan losses as % of legacy loans	0.77%	0.83%	0.84%	0.85%	1.03%
Total non-performing loans as a % of held for investment loans	0.77%	2.18%	0.89%	0.99%	2.00%
Total non-performing assets as a % of total assets	1.03%	1.96%	0.94%	1.12%	1.34%

(1)	Acquired loans represent all loans acquired on April 1, 2011 from MB&T and on May 10, 2013 from WSB. We originally recorded these loans at fair value upon acquisition.
(2)
These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.  At acquisition, we recorded these loans at fair value.  As provided for under ASC 310-30, we recognize interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.

(3)	Legacy loans represent total loans excluding loans acquired on April 1, 2011 and May 10, 2013.
(4)	Previously reported non-accrual loans have been reclassified due to the accretion of income and are reported on a past due basis.